EXHIBIT 99.1
At eGames, Inc.                At The Financial Relations Board:
---------------                ---------------------------------
Jerry Klein,                   Glenn Sapadin (212) 661-8030  (General Inquiries)
President & CEO                Jean Young (212) 661-8030  (Investor Inquiries)
(215) 750-6606 (Ext. 118)      Deanne Eagle (212) 661-8030  (Media Inquiries)
Tom Murphy,
Vice President & CFO
(215) 750-6606 (Ext. 113)

For Immediate Release

                      eGames Anticipates Third Quarter Loss

Langhorne, PA - April 17, 2000 - eGames, Inc. (Nasdaq: EGAM) today announced that the Company will report a net loss of between $0.07 and $0.09 per diluted share for the fiscal 2000 third quarter, reflecting a decrease of approximately 24% in net sales as compared to the same quarter last year.

According to Jerry Klein, President and CEO of eGames, "Our decline in net sales was a result of higher than expected year-to-date product returns combined with lower than expected overall demand for consumer entertainment software that has been experienced industry-wide. At the same time, eGames' entry into new distribution channels also resulted in higher selling, general and administrative expenses associated with increased promotional expenses."

Mr. Klein went on to say, "As demonstrated by the numerous announced earnings shortfalls from a variety of gaming companies over recent weeks, we are presently going through a challenging cycle in the gaming software marketplace. While we believe strongly that eGames is well positioned in the PC gaming industry with our family friendly, value priced product offerings, we are not immune to this industry-wide softness.

"Although we are disappointed with our third quarter results, we are aggressively pursuing our long-term growth objectives, including our branded browser strategy and our `Store Within A Store' initiative, and we expect to report new alliances to further these objectives later this year. Going forward, we believe we are on track to report improved fourth quarter top and bottom line results compared to the same quarter for last year," concluded Mr. Klein.

eGames, Inc., headquartered in Langhorne, PA, develops, publishes and markets a diversified line of personal computer software primarily for consumer entertainment and personal productivity. The Company promotes the eGames(TM), Game Master Series(TM), Multi-Pack and Galaxy of Home Office Help(TM) brand names in order to generate customer loyalty, encourage repeat purchases and differentiate the eGames Software products to retailers and consumers.

Additional information regarding eGames, Inc. can be found on the Company's web site at www.egames.com.




This press release contains certain forward-looking statements, including without limitation, statements regarding the Company's fourth quarter top and bottom line earnings; and the Company's expectation of entering into alliances to further its branded browser and "Store within a Store" objectives. The actual results achieved by eGames and the factors that could cause actual results to differ materially from those indicated by the forward-looking statements are in many ways beyond the Company's control. The Company cautions readers that the following important factors, among others, could cause the Company's actual results to differ materially from those expressed in this press release: the Company's ability to continue to enter into new distribution and direct sales relationships on commercially acceptable terms as well as the ability to generate continued sales within existing retail relationships; increased selling, general and administrative costs, including increased legal expenses; the allocation of adequate shelf space for the Company's products in major chain retail stores; successful sell-through results for the Company's products at retail stores; the amount of unsold product that is returned to the Company by retail stores; downward pricing pressure; fluctuating costs of developing, producing and marketing the Company's products; the Company's ability to license or develop quality content for its products; the timeliness and success of developing and selling products; the acceptance by the market of the Company's products; and various other risk factors described in the Company's reports, including Form 10-KSB for the year ended June 30, 1999 and Form 10-QSB for the quarter ended December 31, 1999, filed by eGames with the Securities and Exchange Commission.